Exhibit 99

FOR IMMEDIATE RELEASE	Contact:	Dianne M. Grenz
First Senior Vice President
Director of Marketing,
Shareholder & Public Relations
(973) 305-4005

VALLEY NATIONAL BANCORP SETS RECORD AND PAYMENT DATE

FOR COMMON STOCK CASH DIVIDEND

Wayne, NJ—Wednesday, August 19, 2009— Valley National Bancorp (NYSE:VLY) (“Valley”), the holding company for Valley National Bank, announced today that a common stock cash dividend of $0.19 per share will be paid October 1, 2009 to shareholders of record on September 4, 2009. The $0.19 per share dividend is unchanged as compared to the previous quarterly cash dividend.

Gerard H. Lipkin, Chairman, President & CEO of Valley remarked, “We are pleased to be able to continue our quarterly dividend in the same amount. The Board continued the dividend unchanged from the prior quarter based on, in part, our well-capitalized position and our quarterly operating earnings, exclusive of non-cash charges and gains. Consistent with its conservative philosophy, the Board is committed to examining and weighing relevant facts and considerations each time it makes a decision to pay a cash dividend, including, among other things, current earnings, capital levels, the impact of the current economic recession on our performance, potential future decisions to partially or fully repurchase Valley’s preferred stock from the Treasury and the Board’s commitment to shareholder value. The historical level of dividends paid per share should not be used as an indicator of future levels of dividends to our stockholders.”

About Valley

Valley is a regional bank holding company, headquartered in Wayne, New Jersey, with over $14 billion in assets. Its principal subsidiary, Valley National Bank, currently operates 195 branches in 132 communities serving 14 counties throughout northern and central New Jersey and Manhattan, Brooklyn and Queens. Valley is the largest commercial bank headquartered in New Jersey and is committed to providing the most convenient service, the latest in product innovations and an experienced and knowledgeable staff with a high priority on friendly customer service 24 hours a day, 7 days a week. Valley offers a wide range of deposit products, mortgage loans and cash management services to consumers and businesses including products tailored for the medical, insurance and leasing business. Valley’s comprehensive delivery channels enable customers to bank in person, by telephone or online.

For more information about Valley National Bank and its products and services, please visit www.valleynationalbank.com or call Customer Service 24/7 at 1-800-522-4100.

Forward Looking Statements

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, relationships, opportunities, taxation, technology and market conditions. These statements may be identified by such forward-looking terminology as “expect,” “believe,” “view,” “opportunity,” “allow,” “continues,” “reflects,” “typically,” “usually,” “anticipate,” or similar statements or variations of such terms. Such forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from such forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to those factors disclosed in Valley’s Annual Report on Form 10-K for the year ended December 31, 2008 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2009.

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